Exhibit 10.1

July 31, 2019

Mr. Micheal Hern

[Address]

Dear Micheal:

It is with great pleasure that we offer you the position of General Counsel with Old Dominion Electric Cooperative (ODEC).

Should you accept the position, your salary will be $11,538.46 gross per pay period.  ODEC has 26 pay periods per year.  Your employment with ODEC is at-will and is indefinite.

In addition to your compensation, you will be eligible to receive the benefits offered to ODEC employees.  These benefits and the premiums for our medical, dental and vision insurances are listed in the Employee Benefits Enrollment Guide.

Our vacation policy credits new employees for prior years of experience in your area of expertise.  Our employment offer includes accruing 7.70 vacation hours each pay period which equates to 25 days in a full calendar year and accruing 3.70 sick hours per pay period which equates to 12 days per calendar year.

The enclosed Policy and Procedures Manual describes the Company's policies and procedures that govern certain aspects of your employment.

This offer of employment is subject to acceptable post-offer drug screen results and background check that will be completed at the expense of ODEC.  A Chain of Custody form and the LabCorp location closest to your home address will be provided separately.  You will need to complete the pre-employment, post-offer drug test within five days of receipt of this offer letter.

This offer is made on the condition that you accept this employment offer by signing and returning this original letter to me by July 31, 2019 and that you agree to commence your duties on July 31, 2019.

Innsbrook Corporate Center    •     4201 Dominion Boulevard     •     Glen Allen, Virginia 23060

Tel: 804-747-0592                  www.odec.com                    Fax: 804-747-3742

Mr. Micheal Hern

ODEC reserves the right to withdraw this offer or terminate your employment or both for any reason, including but not limited to, failure (as defined solely by ODEC) of any and all of the aforementioned tests or checks.

As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act.  As part of this compliance, you must present us with documents which identify you and indicate you are eligible to work in the United States. This must be done within three days of hire. You can find additional information on the type of documentation acceptable at http://uscis.gov/graphics/formsfee/forms/i-9.htm.

We appreciate your interest in employment with ODEC and hope you will consider our offer favorably.  Please notify me of your decision by signing and dating this offer letter and returning it to me by July 31, 2019.  If you have any questions, please do not hesitate to contact me at 804-968-4023.

Cordially,

/s/ Marcus Harris

Marcus Harris

President & CEO

AGREED TO AND ACCEPTED BY:

/s/ Micheal HernDated:  July 31, 2019

Mr. Micheal Hern

Enclosures